Exhibit 10.1

CONFIDENTIAL

BINDING TERM SHEET

FOR ACQUISITION OF CERTAIN NITROMIST™ ASSETS

OF NOVADEL PHARMA, INC.

BY APRICUS BIOSCIENCES, INC

(“TERM SHEET”)

February 2, 2012

1. Parties

(a) Apricus Biosciences, Inc., a Nevada corporation with its principal address at 11975 El Camino Real, Suite 300 San Diego, CA 92130(“Buyer”); and

(b) NovaDel Pharma, Inc., a Delaware corporation with its principal address at 1200 Route 22 East, Suite 2000, Bridgewater, NJ  08807 (“Seller”).

2. Acquisition of Certain Assets

(a) Seller currently owns or controls (i) the Intellectual Property Rights and Commercialization Rights to the Product in the Territory, (ii) the Patents, Patent Applications, Trademarks and Trademark Applications (the “Assets”) and (iii) the Non-Territory Regulatory Filings. All defined terms shall have the meaning as defined below.

(b) Seller hereby agrees to sell and Buyer hereby agrees to purchase the Assets free and clear of all liens and encumbrances of any kind whatsoever, and Seller hereby agrees to grant Buyer a royalty-free, exclusive, perpetual license to the Intellectual Property Rights and Commercialization Rights to the Product in the Territory, for the Purchase Price as described below (the “Transaction”).

Buyer shall agree to not distribute the Product outside the Territory and will require that any subdistibutors of the Product in the Territory not distribute the Product outside of the Territory. If Buyer discovers any Product sold by any subdistributor outside of the Territory, Buyer will require that subdistributor to promptly cease such sales.

(c) The following definitions shall be used in this Term Sheet:

(i) The “Product” shall mean nitroglycerin sublingual spray (NitroMist™).

(ii) “Intellectual Property Rights” shall mean all intellectual property rights (other than the Patents, Patent Applications, Trademarks and Trademark Applications) owned or controlled by Seller including trade secrets, know-how, copyrights and domain names relating to the Product in the Territory and necessary for Buyer to sell the Product in the Territory.

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(iii) “Patents” and “Patent Applications” shall mean those patent and patent applications owned or controlled by Seller relating to the Product in the Territory as listed in Appendix A attached hereto.

(iv) “Trademark” and “Trademark Applications” shall mean those trademark and trademark applications owned or controlled by Seller relating to the Product in the Territory as listed in Appendix B attached hereto.

(v) “Commercialization Rights” shall mean all rights (other than the Intellectual Property Rights, Patents, Patent Applications, Trademarks and Trademark Applications) owned or controlled by the Seller (including the right to manufacture, have manufactured, use, offer to sell, sell, import and export including all regulatory filings, inventory, marketing materials, contracts, manufacturing agreements and all other rights) to commercialize the Product in the Territory.

(vi) “Territory” shall mean all countries, territories and possessions of the world outside of the United States and its possessions, territories and commonwealths, Canada and Mexico.

3. Access to Regulatory Filings

Seller shall provide Buyer promptly after the Closing as defined below with (i) a copy of the Product’s US New Drug Application NDA #21-780 (“NDA”), (ii) a letter of current pricing in the US and, (iii) any other regulatory filings in countries outside of the Territory that are in Seller’s possession on or prior to Closing, if any ((i) and (iii) together, shall be referred to as the “Non-Territory Regulatory Filings”).

4. Product Manufacturing

Akrimax currently uses the following manufacturer to manufacture the Product outside of the Territory: DPT Laboratories Inc., 5303 Distribution Drive, San Antonio, TX  78218.

Seller shall use commercially reasonable efforts to assist Buyer to obtain a manufacturing and supply agreement with DPT for the manufacture of the Product for sale in the Territory.

5. Product Marketing Materials

Seller shall provide Buyer with copies of all current marketing materials in Seller’s possession on or prior to Closing that are used for the Product in each country in the world where it is currently sold as requested by Buyer. Certain of Seller’s officers and employees shall also be made available to Buyer on a reasonable basis at no cost for a period of at least 4 weeks after Closing to discuss the marketing efforts of Seller for the Product in the Territory and to facilitate the transfer of the Assets.

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6. Purchase Price	Buyer shall pay $200,000 in cash (the “Purchase Price”) for the Assets at the Closing.
7. No Impairment of Assets

After the date of this Term Sheet, and until the earlier of (i) this Term Sheet either terminates or is replaced by a definitive asset purchase and license agreement (the “Definitive Agreement”) or (ii) February 10, 2012, the Seller shall continue to maintain the Assets in the ordinary course according to its past customary commercial practices and shall not encumber, sell, license or otherwise dispose of any of the Assets in any manner whatsoever.

8. Tax Treatment	It is expected that the Transaction will constitute an asset sale for U.S. Federal income tax purposes.
9. Board Approval of Seller	The Transaction shall be approved by the Board of Directors of Seller. Seller shall not be required to obtain approval from its stockholders for the Transaction.
10. Representations, Warranties, Indemnities and Other Provisions

In the Definitive Agreement, Seller will make customary representations and warranties (which would survive the Closing for a customary period of time) and will provide customary indemnities relating to the Product in the Territory. The Definitive Agreement will also contain customary covenants, indemnifications, closing conditions and other provisions.

11. Due Diligence/Access

Buyer shall use reasonable commercial efforts to conduct due diligence in a timely manner.

Seller shall afford Buyer full and free access to the books and records of Seller relating to the Assets and the Non-Territory Regulatory Filings.

12. Consents

The parties agree to cooperate with each other and proceed, as promptly as is reasonably practicable, to prepare and file, if necessary, any notifications required by any governmental or private entity and to seek to obtain all necessary consents and approvals from lenders, landlords, government entities and any other thirty party whose consent to the Transaction might be required, and to endeavor to comply with all other legal or contractual requirements for, or preconditions to, the execution and consummation of the Definitive Agreement and the Closing.

13. Confidentiality

The parties have entered into a Confidential Disclosure Agreement, dated March 29, 2011 (“CDA”). In addition to the terms of the CDA, the parties agree to keep confidential the existence, status and terms of their negotiations and agreements regarding the Transaction except

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as otherwise required by law. Upon the signing of the Definitive Agreement, the parties would make a joint public announcement concerning the Transaction.
14. Simultaneous Signing and Closing

The parties shall use their reasonable commercial efforts, subject to the terms and conditions contained herein to execute the Definitive Agreement and close the Transaction by February 9, 2012 (the “Closing”).

If a Definitive Agreement is not signed and concluded by February 9, 2012, then the terms and conditions of this binding Term Sheet shall govern the acquisition of the Assets by Buyer and this Transaction shall close pursuant to the terms of this Term Sheet as of February 10, 2012 or by another date mutually agreed upon by the parties hereto.

15. Governing Law/Venue

This Term Sheet shall be governed by the law of the State of California, except for its conflicts of law provisions. All disputes hereunder shall be adjudicated by the applicable state and federal courts in San Diego County, California.

16. Binding Term Sheet	This Term Sheet represents a binding obligation of both parties hereto.
17. Transaction Expenses	Each party will be responsible for their own business, legal and regulatory counsels and other expenses in consummating the Transaction.
18. Definitive Agreement	The Definitive Agreement shall contain additional customary terms and conditions for asset purchase and license agreements as agreed by the parties. Upon execution, the Definitive Agreement shall supersede this Term Sheet and the parties shall thereafter have no further rights or obligations hereunder.

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Unless signed, this Term Sheet will expire on February 2, 2012. If the terms and conditions described above are acceptable to Seller and Buyer, please so indicate by your signatures below.

APRICUS BIOSCIENCES, INC

By:  /s/ Bassam Damaj_____________________________

      Name: Bassam Damaj, Ph.D.

      Title: President and Chief Executive Officer

      Date: February 2, 2012

Agreed and Accepted:

NOVADEL PHARMA, INC.

By: /s/ Steven B. Ratoff_____________________________

      Name: Steven B. Ratoff

      Title: Chief Executive Officer

      Date: February 2, 2012